Exhibit 99.2
TOYS “R” US, INC. ANNOUNCES REFINANCING BY TOYS-DELAWARE
WAYNE, NJ (August 11, 2010) — Toys“R”Us, Inc. announced today that its direct wholly-owned subsidiary, Toys“R”Us — Delaware, Inc. (“Toys-Delaware”) intends to raise funds in an aggregate amount of approximately US$1 billion by borrowing secured term loans and offering senior secured notes, subject to market and other conditions.
     Toys-Delaware intends to use the cash proceeds from the offering of the notes and borrowings of the secured term loan facility to repay in full all obligations outstanding under its existing $800 million secured term loan facility and its existing $181 million senior unsecured credit facility, and to pay related fees and expenses. The loans and notes will not be guaranteed by Toys“R”Us, Inc.
     The notes will be offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The notes will not be registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.
About Toys“R”Us, Inc.
     Toys“R”Us, Inc. is the world’s leading dedicated toy and juvenile products retailer, offering a differentiated shopping experience through its family of brands. It currently sells merchandise in more than 1,560 stores, including 848 Toys“R”Us and Babies“R”Us stores in the United States, and more than 510 international stores and 200 licensed stores in 33 countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand’s flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and babyuniverse.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 70,000 associates worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need.
Forward-Looking Statements
     Except for historical information contained herein, the statements in this release are forward-looking. These statements are subject to risks, uncertainties, and other factors, including among others, competition in the retail industry, seasonality in Toys“R”Us, Inc.’s business, changes in consumer preferences and consumer spending patterns, product safety issues including product recalls, general economic conditions in the United States and internationally, the Issuer’s, and Toy“R”Us, Inc.’s ability to implement their strategy, their respective substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in the Issuer’s and Toys“R”Us, Inc.’s respective debt agreements, availability of adequate financing, changes in laws that impact the business of the Issuer, and Toys“R”Us, Inc’s., dependence on key vendors for Toys“R”Us, Inc.’s merchandise, domestic and international events affecting the delivery of toys and other products to Toys“R”Us, Inc.’s stores, and economic, political and other developments associated with Toys“R”Us, Inc.’s international operations. Risks associated with forward-looking statements are more fully described in Toys“R”Us, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and neither the Issuer nor Toys“R”Us, Inc. undertake the obligation to update these statements in light of subsequent events or developments.